EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333‐238487, 333‐172483, 333‐196642, and 333‐218380 on Form S‐3; Registration Statement Nos. 333‐236484, 333‐222166, and 333‐217903 on Form S‐4; and in Registration Statement Nos. 333‐237347, 333‐116573, 333‐168794, 333‐200542, and 333‐215991 on Form S‐8 of our reports dated November 10, 2021, relating to the consolidated financial statements of Beazer Homes USA, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10‐K of Beazer Homes USA, Inc. for the year ended September 30, 2021.
/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 10, 2021